Exhibit 2.2

Execution Version

UNCONDITIONAL GUARANTY AGREEMENT

UNCONDITIONAL GUARANTY AGREEMENT (this “Agreement”), dated as of October 10, 2005, between National Bank of Greece S.A., société anonyme (“Parent”), and New York Community Bancorp, Inc., a corporation organized under the laws of the State of Delaware (“Purchaser”).

WHEREAS, Purchaser and NBG International Holdings B.V., a limited liability company organized under the laws of The Netherlands (the “Seller”), have entered into that certain Stock Purchase Agreement (as it may be amended or waived from time to time, the “Stock Purchase Agreement”), dated as of the date hereof, and Parent has reviewed the Stock Purchase Agreement, and is aware of and understands the obligations of the Seller and its Affiliates contained therein;

WHEREAS, upon the terms and subject to the conditions set forth herein, Parent wishes to make certain commitments to Purchaser in connection with Purchaser’s entry into the Stock Purchase Agreement with the Seller;

NOW, THEREFORE, in consideration of the promises and the mutual agreements and covenants hereinafter set forth, and intending to be legally bound, Parent and Purchaser hereby agree as follows:

1.	Parent hereby absolutely, irrevocably and unconditionally guarantees to Purchaser, its successors and assigns, the complete and full payment and performance of all covenants and obligations of the Seller under the Stock Purchase Agreement in accordance with the provisions thereof (the “Obligations”), effective upon execution of the Stock Purchase Agreement by the Seller (the “Guaranty”). Parent agrees that the Guaranty and the obligations of Parent under this Agreement shall be absolute, irrevocable and unconditional irrespective of the validity or enforceability of the Obligations of the Seller under the Stock Purchase Agreement, as they may be amended or waived from time to time, and, to the extent permitted by applicable Law, irrespective of any circumstance that might constitute a legal or equitable discharge or defense of a surety or guarantor; provided however, that nothing in this Guaranty shall constitute a waiver of, or in any way affect, Seller’s rights under the Stock Purchase Agreement or Parent’s right to assert any such rights under the Stock Purchase Agreement.

2.	Parent hereby agrees that this Guaranty and the obligations of Parent under this Agreement are absolute and continuing and shall be irrevocable until expressly agreed to otherwise in writing by Purchaser and Parent.

3.	Any request for action under this Agreement shall be made by the giving of a written request by Purchaser, stating the fact of default or non-performance. Such request shall be delivered in person, by an internationally recognized overnight courier service or by facsimile to Parent as follows:

National Bank of Greece S.A.

38-40 Panepistimiou Street

Athens, Greece 106 79

Attention: Constantinos Othoneos

Facsimile No.: +30 210 3695 799

4.	Parent hereby agrees that it shall not be necessary for Purchaser (and Parent hereby waives any rights which it may have to require Purchaser), in order to obtain the benefits of the Guaranty and this Agreement, and to enforce the Guaranty and this Agreement, first (or at all) to (a) pursue or assert any claims or rights against the Seller, or make any demand in connection therewith, (b) institute suit or exhaust its rights and remedies against the Seller or (c) join the Seller or any other Person in any action seeking to enforce this Agreement.

5.	All of the issued and outstanding capital stock of the Seller is owned of record and beneficially by Parent. Parent agrees that any lack of control or ownership by Parent of the Seller shall not impact or affect in any way the Guaranty or the obligations of Parent under this Agreement. Parent hereby agrees that this Agreement shall remain and continue in full force and effect and the Guaranty and the obligations of Parent under this Agreement shall not be released, diminished, impaired, reduced or adversely affected by any insolvency, bankruptcy, arrangement, liquidation, dissolution, sale or transfer or change of structure or organization of the Seller.

6.	Parent hereby represents and warrants to Purchaser that: (a) Parent is a société anonyme duly organized, validly existing and in good standing under the laws of Greece; (b) Parent has all necessary corporate power and authority to enter into this Agreement and to carry out its obligations hereunder; (c) Parent is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the ownership or operation of its assets or the conduct of its business requires such licensing or qualification, except to the extent that the failure to be so licensed, qualified or in good standing would not adversely affect the ability of Parent to carry out its obligations under this Agreement; (d) the execution and delivery of this Agreement by Parent and the performance by Parent of its obligations under this Agreement have been duly authorized by all requisite action on the part of Parent and no additional corporate proceedings on the part of Parent is necessary to authorize this Agreement and the performance of Parent’s obligations under this Agreement; (e) this Agreement has been duly executed and delivered by Parent and constitutes a legal, valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, subject to Bankruptcy and Equity Exceptions; (f) the execution, delivery and performance of this Agreement by Parent do not and will not (i) violate, conflict with or result in the breach of the Constituent Documents of Parent or (ii) conflict with, violate or breach any Law, Governmental Authorization, Governmental Order or Contract applicable to Parent or its assets, properties or businesses; and (g) no consent, approval, waiver or authorization is required to be obtained by Parent from, and no notice or filing is required to be given by Parent to or made by Parent with, any Governmental Authority or other Person in connection with the execution, delivery and performance by Parent of this Agreement.

7.

On the date hereof, Parent has delivered to Purchaser: (a) true and complete copies, certified by an appropriate officer of Parent, of the resolutions duly and validly adopted by the Board of Directors of Parent evidencing its authorization of the execution, delivery and performance of this Agreement; and (b) a certificate of an appropriate officer of Parent certifying the names and signatures of the officers of Parent authorized to sign this Agreement and the other documents to be delivered hereunder.

8.	Parent agrees that, for all purposes of the Stock Purchase Agreement, it and its Affiliates are deemed to be Affiliates of the Seller, regardless of whether Parent is at such time actually an Affiliate of the Seller, and that Parent and Parent’s Affiliates shall be subject to the obligations or undertakings contemplated of an Affiliate of the Seller under the Stock Purchase Agreement, including, without limitation, Sections 5.04 and 5.08 of the Stock Purchase Agreement, as if it were a direct obligation of the Parent or such Affiliate thereunder. In this regard, Parent agrees to, and to cause its controlled Affiliates to, comply with and perform all such obligations and undertakings.

9.	Purchaser may (a) extend the time for the performance of any of the obligations or other acts of Parent hereunder, (b) waive any inaccuracies in the representations and warranties of Parent contained herein or (c) waive compliance with any of the agreements of Parent contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by Purchaser. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement. The failure of Purchaser to assert any of its rights hereunder shall not constitute a waiver of any of such rights. The remedies provided in the Agreement are cumulative and not exclusive of any remedies provided by Law.

10.	This Agreement shall be governed by, and construed in accordance with, the Laws of the State of New York. All Actions arising out of or relating to this Agreement shall be heard and determined exclusively in any New York federal court sitting in the Borough of Manhattan of The City of New York; provided, however, that if such federal court does not have jurisdiction over such Action, such Action shall be heard and determined exclusively in any New York state court sitting in the Borough of Manhattan of The City of New York. Consistent with the preceding sentence, the parties hereto hereby (a) submit to the exclusive jurisdiction of any federal or state court sitting in the Borough of Manhattan of The City of New York for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto, (b) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the transactions contemplated by this Agreement may not be enforced in or by any of the above-named courts, and (c) agree that service of process upon such party in any such Action shall be effective if notice is given, in person or by registered mail, to a responsible officer at the address provided in Paragraph 3 of this Agreement in the case of Parent and as provided in Section 11.02 of the Stock Purchase Agreement in the case of Purchaser.

11.	This Agreement may not be amended or modified except (a) by an instrument in writing signed by, or on behalf of, Parent and Purchaser or (b) by a waiver in accordance with Paragraph 9 of this Agreement.

12.	This Agreement may not be assigned by Parent without the written consent of Purchaser. Purchaser may assign its rights and obligations under this Agreement (a) to one or more of its controlled Affiliates and (b) without the consent of the Parent, to a non-affiliated purchaser of substantially all of the assets of the Purchaser or the business of the Company and the Company Subsidiaries or their respective successors. An assignment by operation of law shall not be prohibited hereunder or subject to the foregoing. This Agreement shall be binding upon Parent and its permitted successors and assigns and inure to the benefit of Purchaser and its permitted successors and assigns. Any purported assignment in contravention of this provision shall be null and void.

13.	If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect for so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to either party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated by this Agreement are consummated as originally contemplated to the greatest extent possible.

14.	This Agreement may be executed and delivered (including by facsimile transmission) in two or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

15.	Capitalized terms used and not otherwise defined herein shall have the meanings set forth in the Stock Purchase Agreement.

[Next page is a signature page.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

National Bank of Greece S.A.

By:	/s/ Efstratios-Georgios Arapoglou
Name:	Efstratios-Georgios Arapoglou
Title:	Chairman and CEO

Agreed and accepted by:

New York Community Bancorp, Inc.

By:	Joseph R. Ficalora
Name:	Joseph R. Ficalora
Title:	President and Chief Executive Officer